                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-107806
                                                  Registration No. 333-107806-01
                                  Zero Coupon Senior Exchangeable Notes Due 2023
                                                           CUSIP No. 629568 AJ 5


                             NABORS INDUSTRIES, INC.
                             NABORS INDUSTRIES LTD.

               PROSPECTUS SUPPLEMENT NO. 4 DATED JANUARY 21, 2004
                       TO PROSPECTUS DATED AUGUST 21, 2003

         This prospectus supplement supplements the prospectus dated August 21, 2003 of Nabors Industries, Inc. and Nabors Industries Ltd., as supplemented on September 23, 2003, November 3, 2003 and December 12, 2003 relating to the resale from time to time by selling securityholders of Nabors Industries, Inc.'s Zero Coupon Senior Exchangeable Notes Due 2023. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, as supplemented, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The selling securityholders table on pages 43-45 of the prospectus, is amended by this supplement no. 4 to add the following entities as selling securityholders:

                                                                    PRINCIPAL AMOUNT
                                                                  AT MATURITY OF NOTES              PERCENTAGE OF
SELLING SECURITYHOLDER                                       BENEFICIALLY OWNED AND OFFERED       OUTSTANDING NOTES
----------------------                                       ------------------------------       -----------------
Highbridge International L.L.C.(1)                                   $   30,000,000                      4.29%
Man Convertible Bond Master Fund, Ltd.(2)                            $    2,500,000                        *
St. Thomas Trading, Ltd.(3)                                          $    7,500,000                      1.07%

INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is January 21, 2004.




--------------------------
*    Less than 1%.

(1) The securityholder has informed us that Glenn Dubin and Henry Swieca (Principals of Highbridge Capital Management, trading advisors to Highbridge International L.L.C. and Highbridge Capital Corp.) have voting or investment power over the respective notes.

(2) The securityholder has informed us that JT Hansen and John Null (Principals of Marin Capital Partners, LP, the Investment Advisor to Man Convertible Bond Master Fund, Ltd.) have voting or investment power over the respective notes.

(3) The securityholder has informed us that JT Hansen and John Null (Principals of Marin Capital Partners, LP, the Investment Advisor to St. Thomas Trading, Ltd.) have voting or investment power over the respective notes.